Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
PROVED OIL AND GAS RESERVES
AS OF DECEMBER 31, 2014

FRISCO, TEXAS, January 22, 2015 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE:CRK) announced today that its proved oil and natural gas reserves as of December 31, 2014 were estimated at 20.9 million barrels of crude oil and 495 billion cubic feet ("Bcf") of natural gas or 620.4 billion cubic feet of natural gas equivalent ("Bcfe") as compared to total proved reserves as of December 31, 2013 of 585 Bcfe.  68% of the proved reserves at December 31, 2014 are classified as proved developed and 96% are operated by Comstock.  The present value, using a 10% discount rate, of the future net cash flows before income taxes of the proved reserves (the "PV-10 Value") was approximately $1.1 billion, using average 2014 prices of $3.96 per Mcf for natural gas and $92.55 per barrel for oil.

The following table reflects the changes in the proved reserve estimates since the end of 2013:

	Oil MBBLs	Natural Gas Bcf	Total Bcfe
Proved Reserves at December 31, 2013	21,976	452.7	584.5
Production	(4,313)	(39.8)	(65.6)
Extensions and Discoveries	5,373	78.4	110.6
Revisions	(2,182)	4.0	(9.1)

Proved Reserves at December 31, 2014	20,854	495.3	620.4

In 2014, Comstock's production totaled 65.6 Bcfe or 180 million cubic feet equivalent ("MMcfe") per day.  Oil production in 2014 grew 86% to 4.3 million barrels while natural gas production in 2014 decreased by 29% to 39.8 Bcf.  Oil comprised 39% of Comstock's 2014's total production as compared to only 20% in 2013.  Production in the fourth quarter of 2014 was 15.9 Bcfe or 173 MMcfe per day which was comprised of 12,403 barrels of oil and 98 MMcf of natural gas.  Production in the fourth quarter of 2014 was 43% oil and 57% natural gas.

Comstock's drilling program in the Eagle Ford shale added 5.1 million barrels of oil and 5 Bcf of natural gas or 5.9 million barrels of oil equivalent to proved reserves in 2014.  Reserves in the Haynesville shale and other regions added 74 Bcf of proved natural gas reserves in 2014.  Comstock plans to restart its Haynesville shale development program in 2015.

Comstock spent $486.4 million for its drilling activities in 2014 and an additional $94.9 million to acquire leases for future exploration and development activities.  Excluding the acreage costs that were primarily for the acquisition of new leases to be drilled in the future, Comstock's 2014 finding costs came in at approximately $28.75 per barrel of oil equivalent.  In response to low oil prices, Comstock plans to focus its 2015 capital budget on natural gas projects in the Haynesville shale in East Texas/North Louisiana.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.